Exhibit 99.1

For immediate release

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES FIRST QUARTER

2011 RESULTS

Highlights:

•                  First Quarter Net Sales increased 60.4% from FY’10 to $23.5 million

•                  First Quarter Adjusted EBITDA of $4.1 million versus FY’10 Adjusted EBITDA of negative $1.2 million

•                  First Quarter Loss per Diluted Share of $0.04 versus FY’10 $0.40 loss per diluted share

•                  Heavy snowfall drives record sales of parts and accessories

•                  Company paid a quarterly cash dividend of $0.20 per share and a special cash dividend of $0.37 per share on the Company’s common stock on March 31, 2011

May 9, 2011 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, today announced financial results for the first quarter ended March 31, 2011.

First Quarter Results

Net sales were $23.5 million in the first quarter of 2011, representing a 60.4% year-over-year increase. This increase in net sales reflects significantly increased parts and accessories sales and a strong improvement in equipment sales.

Historically, first quarter sales are the lowest of any quarter, typically averaging less than 10% of full year sales. Management believes this is due to distributors and end users generally not wanting to replace equipment until the beginning of a snow season and distributors generally waiting until Douglas Dynamics pre season sales incentive period to re-stock their inventory. As such, the Company historically generates a net loss in the first quarter.

James L. Janik, President and Chief Executive Officer of Douglas Dynamics commented, “Our first quarter sales performance was a very solid start to 2011, as heavy snowfall across the country drove customers to purchase record amounts of parts and accessories as well as more equipment. While we showed a significant improvement in sales over the first quarter of the prior year, we believe that a lack of clear direction regarding the economic recovery and lingering difficulties in the credit markets continue to generate caution among our distributors. As the year goes on, we expect our performance to continue to improve versus 2010.

- MORE -

Janik added, “Sales of parts and accessories continued to be strong, trending higher than the average when compared to the preceding ten years, which we believe to largely be the result of the continued deferral of new equipment purchases.  We believe there will be a slow unwinding of pent up demand over the next several years, but remain cautious about the impact of escalating fuel prices on light truck sales and the overall economy.”

Net loss was $0.8 million, or $0.04 per diluted share, based on weighted average shares of 21.4 million shares, in the first quarter of 2011 compared to net loss of $5.7 million, or $0.40 per diluted share based on weighted average shares of 14.4 million shares, in the first quarter of 2010.

The Company reported Adjusted EBITDA of $4.1 million in the first quarter of 2011 compared to Adjusted EBITDA of negative $1.2 million in the first quarter of 2010. The increase in Adjusted EBITDA is primarily attributable to both record parts and accessories shipments and higher equipment unit shipments during the quarter.

Balance Sheet and Liquidity

During the first quarter of 2011, the Company recorded net cash provided by operating activities of $11.8 million compared to net cash used in operating activities of $4.2 million in the same period last year.

As part of the Company’s customary inventory build, inventory was $40.1 million at the end of the first quarter of 2011, compared to $23.5 million of inventory at the end of 2010 and $39.3 million at the end of the first quarter of 2010, as the Company prepared for pre-season orders.

Accounts receivable in the first quarter of 2011 was $9.0 million compared to $37.0 million in the fourth quarter of 2010 and $9.6 million at the end of the first quarter of 2010. The Company historically sees accounts receivable decline in the first quarter as orders and shipments slow down in conjunction with the end of the snow season.

On April 18th, the Company completed a restructuring of its debt agreement, extending maturity on the term loan to 2018 and the ABL revolver to 2016.  The new agreement contains a reduction in interest rates and adds acquisition flexibility into the base agreement.

Dividend Policy

As previously reported on March 8, 2011, Douglas Dynamics declared a quarterly cash dividend of $0.20 per share on the Company’s common stock. The declared $0.20 per share cash dividend was paid on March 31, 2011 to stockholders of record as of the close of business on March 21, 2011.

On March 8, 2011, Douglas Dynamics also announced the declaration of a special cash dividend of $0.37 per share on the Company’s common stock, for a total special dividend payment of approximately $8.1 million. The special dividend was paid on March 31, 2011 to stockholders of record as of the close of business on March 21, 2011.

Webcast Information

The Company will host an investor conference call on Tuesday, May 10, 2011 at 10:00 a.m. Central Standard Time. The conference call will be available on the Internet through the Investor Relations section of the Company’s website at www.douglasdynamics.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Douglas Dynamics is the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, which consists of snowplows and sand and salt spreaders, and related parts and accessories. The Company sells its products under the WESTERN®, FISHER® and BLIZZARD® brands which are among the most established and recognized in the industry.  Additional press releases and investor relations information is available at www.douglasdynamics.com.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  These non-GAAP measures include:

•                  Adjusted EBITDA.

This non-GAAP disclosure should not be construed as an alternative to the reported results determined in accordance with GAAP.

The Company uses, and believes investors benefit from the presentation of Adjusted EBITDA in evaluating our operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, and amortization and accretion, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections. Management also uses Adjusted EBITDA to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measure in this press release has been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “Net Income to Adjusted EBITDA Reconciliation” following the Consolidated Statements of Cash Flows, included in this press release.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to the Company’s future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall, a significant decline in economic conditions or the speed of the economic recovery, the Company’s inability to maintain good relationships with its distributors,  unanticipated changes in the buying patterns of the Company’s distributors, lack of available or favorable financing options for the Company’s end-users or distributors, increases in the price of steel or other materials necessary for the production of the Company’s products that cannot be passed on to  distributors, the inability of the Company’s suppliers to meet its volume or quality requirements, our inability to protect or continue to build the Company’s intellectual property portfolio, our inability to develop new products or improve on existing products in response to end-user needs, losses due to lawsuits arising out of personal injury associated with our products, factors that could impact the future declaration and payment of dividends and the Company’s inability to compete effectively against competition, as well as those discussed in the section entitled “Risk Factors,” in  the Company’s annual report on Form 10-K for the year ended December 31, 2010, as such section may be updated by Part III, Item 1A of the Company’s subsequent filed quarterly reports on Form 10-Q.  You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and the Company undertakes no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2011	2010
	(unaudited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$19,534	$20,149
Accounts receivable, net	8,970	37,040
Inventories	40,129	23,481
Deferred income taxes	7,142	7,142
Prepaid income taxes	1,260	29
Prepaid and other current assets	792	1,131
Total current assets	77,827	88,972

Property, plant, and equipment, net	21,482	21,962
Assets held for sale	1,732	1,779
Goodwill	107,222	107,222
Other intangible assets, net	125,648	126,948
Deferred financing costs, net	873	953
Other long-term assets	158	207
Total assets	$334,942	$348,043

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,093	$2,847
Accrued expenses and other current liabilities	8,901	11,923
Accrued interest	23	23
Current portion of long-term debt	1,183	1,183
Total current liabilities	15,200	15,976

Retiree health benefit obligation	7,366	7,235
Pension obligation	10,277	10,753
Deferred income taxes	23,911	22,650
Deferred compensation	947	1,067
Long-term debt, less current portion	119,675	119,971
Other long-term liabilities	404	898

Total stockholders’ equity	157,162	169,493
Total liabilities and stockholders’ equity	$334,942	$348,043

Douglas Dynamics, Inc.

Consolidated Statements of Operations

(In thousands, except share data)

	Three Month Period Ended
	March 31, 2011	March 31, 2010
	(unaudited)

Net sales	$23,490	$14,647
Cost of sales	14,419	12,667
Gross profit	9,071	1,980

Selling, general, and administrative expense	5,911	5,808
Intangibles amortization	1,300	1,540
Management fees-related party	16	347

Income (loss) from operations	1,844	(5,715)

Interest expense, net	(2,204)	(3,715)
Other income (expense), net	(115)	6
Loss before taxes	(475)	(9,424)

Income tax expense (benefit)	325	(3,705)

Net loss	$(800)	$(5,719)
Less: Net loss attributable to Participating Securities	(10)	—
Net loss attributable to common shareholders	$(790)	$(5,719)

Weighted average number of common shares outstanding:
Basic	21,414,029	14,421,736
Diluted	21,414,029	14,421,736

Loss per share:
Basic Loss Per Common Share Attributable to Common Shareholders	$(0.04)	$(0.40)
Loss per Common Share Assuming Dilution Attributable to Common Shareholders	$(0.04)	$(0.40)
Cash dividends declared and paid per share	$0.57	$—

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Three Month Period Ended
	March 31, 2011	March 31, 2010
	(unaudited)

Operating activities
Net loss	$(800)	$(5,719)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,047	3,557
Amortization of deferred financing costs	131	302
Amortization of debt discount	17	—
Stock-based compensation	265	—
Provision for losses on accounts receivable	312	49
Deferred income taxes	1,261	1,108
Changes in operating assets and liabilities:
Accounts receivable	27,758	22,524
Inventories	(16,648)	(12,574)
Prepaid and other assets and prepaid income taxes	(843)	(5,217)
Accounts payable	2,246	(1,285)
Accrued expenses and other current liabilities	(3,514)	(7,179)
Deferred compensation	(120)	62
Benefit obligations and other long-term liabilities	(347)	129
Net cash provided by (used in) operating activities	11,765	(4,243)

Investing activities
Capital expenditures	(267)	(1,240)
Proceeds from sale of equipment	47	—
Net cash used in investing activities	(220)	(1,240)

Financing activities
Proceeds from exercise of stock options	626	—
Dividends paid	(12,459)	—
Collection of stockholders’ notes receivable	37	—
Payments of financing costs	(51)	—
Revolver borrowings	—	6,000
Repayment of long-term debt	(313)	(213)
Net cash provided by (used in) financing activities	(12,160)	5,787
Change in cash and cash equivalents	(615)	304
Cash and cash equivalents at beginning of year	20,149	69,073
Cash and cash equivalents at end of quarter	$19,534	$69,377

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(in thousands)

	Three month period ended March 31,
	2011	2010

Net Loss	$(800)	$(5,719)

Interest Expense - Net	2,204	3,715
Income Tax Expense (Benefit)	325	(3,705)
Depreciation Expense	747	2,017
Amortization	1,300	1,540
EBITDA	3,776	(2,152)

Management Fees	16	347
Stock Based Compensation	265	—
Other non-recurring charges (1)	4	619
Adjusted EBITDA	$4,061	$(1,186)

(1) Reflects severance and one-time, non-recurring expenses for costs related to the closure of our Johnson City facility of $440 for the three months ended March 31, 2010 and $4 and $179 of unrelated legal fees for the three months ended March 31, 2011 and March 31, 2010, respectively.